Exhibit 99.2

Form of PRC Legal Opinion

[—], 2014

To: iKang Guobin Healthcare Group, Inc. (the “Company”)

B-6F, Shimao Tower

92A Jianguo Road, Chaoyang District

Beijing 100022, People’s Republic of China

Re: Legal Opinion

We are qualified lawyers of the People’s Republic of China (the “PRC”, for purposes of this legal opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan), and are qualified to issue opinion on the laws and regulations of the PRC.

We have acted as PRC counsel for the Company in connection with the initial public offering (the “Offering”) of American Depositary Shares (the “ADSs”), each representing certain number of Class A common shares, par value US$0.01 per share (the “Shares”), of the Company, and the proposed listing and trading of the ADSs representing the Shares on a US stock exchange and the confidential filing of the Company’s registration statement on Form F-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”), you have requested us to furnish our opinion to you as to the matters set forth below.

In so acting, we have examined the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by Government Agencies in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion (the “Documents”).

In our examination of the Documents and for purpose of rendering this opinion, we have assumed without further inquiry: (A) the genuineness of all signatures, seals and chops, and the authenticity of all documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies; (B) the Documents as submitted to us remain in full force and effect up to the date of this Opinion, and have not been revoked, amended, revised, modified or supplemented except as otherwise indicated in such Documents; (C) the truthfulness, accuracy, fairness and completeness of Documents as well as all factual statements in the Documents; (D) that all information provided to us by the Company in response to our inquiries for the purpose of this opinion is true, accurate, complete and not misleading and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part; (E) that all parties other than the PRC Companies have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties; (F) that all parties other than the PRC Companies have duly executed, delivered, performed, and will duly perform their obligations under the Documents to which they are parties; (G) that all Governmental Authorizations (as defined below) and other official statement or documentation are obtained from the competent Government Agencies (as defined below) by lawful means in due course; and (H) that all Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws (as defined below). Where important facts were not independently established to us, we have relied upon certificates issued by Government Agencies and representatives of the Company with proper authority in each case.

The following terms as used in this Opinion are defined as follows:

“CSRC”	China Securities Regulatory Commission

“Group Companies”	means the Company, the Hong Kong Subsidiary, the PRC Subsidiaries and the Variable Interest Entities.

“Government Agency” or “Government Agencies”	means any competent government authorities, courts, arbitration commissions, or regulatory bodies of the PRC.

“Governmental Authorization”	means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the applicable PRC Laws to be obtained from any Government Agency.

“Hong Kong Subsidiary”	means Bayley & Jackson (China) Medical Services Limited, a company incorporated under the laws of Hong Kong and of which 100% equity interest is directly owned by the Company.

“Material Adverse Effect”	means any event, circumstance, condition, occurrence or situation or any combination of the foregoing that has or could be reasonably expected to have a material and adverse effect upon the financial conditions, business, properties or results of operations of the Group Companies taken as a whole.

“M&A Rules”	means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which were jointly promulgated on August 8, 2006 by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, CSRC and the State Administration of Foreign Exchange, became effective on September 8, 2006 and was amended on June 22, 2009.

“PRC Laws”	means any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“PRC Entities”	means the PRC Subsidiaries and the Variable Interest Entities as listed in Schedule 1.

“PRC Individuals”	means the following persons, each of which is a PRC resident: Mr. Ligang Zhang, Mr. Boquan He, Mr. Haiqing Hu and Mr. Lei Zhao.

“PRC Subsidiaries”	mean the companies as listed in Schedule A, each of which is a company incorporated under the PRC Laws.

“Prospectus”	means the General Disclosure Package (as defined in the Underwriting Agreement) and the final prospectus dated [—], 2014 (the “Final Prospectus”) filed with the SEC pursuant to Rule 424(b) under the Securities Act.

“Related Clarifications”	means procedures published by CSRC on its official website on September 21, 2006 specifying documents and materials required to be submitted to it by SPVs (as defined below) seeking CSRC approval of their overseas listings.

“SAFE Rules”	means the Circular on Issues relating to the Administration of Foreign Exchange in Fund-Raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies issued by the State Administration of Foreign Exchange of the PRC on October 21, 2005 and effective on November 1, 2005 and related rules and regulations.

“Variable Interest Entities”	means the companies as listed in Schedule B, each of which a company incorporated under the PRC Laws.

Based on the foregoing, we are of the opinion that:

(i)	The description of the corporate structure and contractual arrangements of the PRC Entities and the Control Agreements (as defined below) set forth in “Our History and Corporate Structure” sections of the Prospectus are accurate in all material respects and nothing has been omitted from such description which would make the same misleading in any material respects. The corporate structure and the contractual arrangements of the Company as described in the Prospectus is not in breach or violation of, and immediately after the Offering and sale of the Offered Securities, will not be in breach or violation of all applicable PRC Laws, and does not violate, breach, contravene or otherwise conflict with any applicable PRC Laws. However, there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations in respect of contractual arrangements; accordingly, PRC Government Agencies may ultimately take a view that is contrary to our opinion.

(ii)	To the best of our knowledge after due inquiry, the Ownership Structure of the Company has not been challenged by any Governmental Agency and there are no legal, arbitration, governmental or other legal proceedings, pending before or threatened in evidence or contemplated in evidence by any Governmental Agency specifically against the Ownership Structure of the Company.

(iii)	Each of the “Control Agreements listed in Schedule C (a) and the other material contracts listed in Schedule C (b) hereto (the “Material Contracts”) has been authorized, executed and delivered by the PRC Entities and the PRC Individuals who are parties thereto, and except as disclosed in the Prospectus, all required Government Authorizations in respect of the Control Agreements and Material Contracts to ensure the legality, enforceability and validity of each of the Control Agreements and Material Contracts in the PRC have been duly obtained and such Control Agreements and Material Contract is legal, valid, binding and enforceable. Each of such PRC Entity or the PRC Individual has the power and capacity (corporate or otherwise) to enter into and to perform its obligations under such Control Agreements and Material Contracts; except as disclosed in the Prospectus, each of the Control Agreements and the Material Contracts constitutes a legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms and does not violate any requirements of the PRC Laws. Except as disclosed in the Prospectus, no further Governmental Authorizations are required under the PRC Laws in connection with the Control Agreements and Material Contracts or the due performance of the terms thereof and no stamp duty or similar tax is required to be paid in order to ensure the legality, validity or enforceability of Control Agreements and Material Contracts, except that upon the exercise of the call options under the Control Agreements or the foreclosure of the equity pledge under Control Agreements should be approved, registered and/or filed by/with the relevant Government Agency. Except as disclosed in the Prospectus, the execution, delivery and due performance of each of the Control Agreements and Material Contracts by the parties thereto, and the due consummation of the transaction under each of the Control Agreements and Material Contracts, do not and will not (A) result in any violation of the business license, articles of association, other constituent documents (if any) or Government Authorizations of any of the PRC Entities; (B) result in any violation of, or penalty under, any PRC Laws; or (C) to the best of our knowledge after due and reasonable inquiry, conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other contract, license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument, which are governed by the PRC Laws, to which any of the PRC Entities or PRC Individuals is a party or by which any of them is bound or to which any of their properties or assets is subject that are known to us after due inquiry, except for that, in the case of (B) and, (C), those which would not have a Material Adverse Effect.

(iv)	The M&A Rules purport, among other things, to require offshore special purpose vehicles (the “SPVs”), that are directly or indirectly controlled by PRC Entities or individuals and used for the purpose of listing PRC onshore interests on an overseas stock exchange, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. Subject to the disclosure in the Prospectus, based on our understanding of current PRC Laws and the interpretations and implementations thereof as of the date hereof and the documents provided by the Company, we understand that (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether the Offering contemplated by the Company and as described in the Registration Statement are subject to the M&A Rules and Related Clarifications; (ii) PRC Subsidiaries were incorporated as foreign-invested enterprises by means of foreign direct investments at the time of their incorporation and were not converted into foreign-invested enterprises through merger or acquisition of PRC domestic enterprises, which is governed by the M&A Rules and Related Clarifications and (iii) there is no provision in the M&A Rules that clearly classifies the contractual arrangements as described under the “Our History and Corporate Structure” section of Registration Statement as a kind of merger and acquisition transaction failing under the M&A Rules and Related Clarifications. As a result, subject to the disclosure in the Prospectus, the Company is not required to submit an application to the CSRC for its approval of the Offering, the listing and trading of the Company’s ADSs on an US stock exchange.

(v)	To the best of our knowledge after due and reasonable inquiry and except as disclosed in the Prospectus, each of the Company, its shareholders or beneficial owners who are confirmed to be PRC residents has completed all relevant Governmental Authorizations required under the SAFE Rules.

(vi)	The statements set forth in the Prospectus under the captions “Prospectus Summary,” “Risk Factors,” “Dividends Policy,” “Our History and Corporate Structure,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Enforceability of Civil Liabilities,” “Business,” “Regulation,” “Management,” “Related Party Transactions,” “Description of Share Capital,” and “Taxation,” insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material aspects, and fairly present or fairly summarize in all material respects the PRC legal and regulatory matters; and such statements do not contain an untrue statement of a material fact, and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading in all material aspects.

This Opinion is subject to the following qualifications:

1.	This Opinion is subject to (A) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, (B) possible judicial or administrative actions or any PRC Law affecting creditors’ rights.

2.	This Opinion is subject to (A) certain equitable, legal or statutory principles in affecting the enforceability of contractual rights generally under concepts of public interest, interests of the State, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (B) any circumstances in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, or coercionary at the conclusions thereof; (C) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process; and (D) the legally vested discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

3.	This Opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws. There is no guarantee that any of such PRC Laws will not be changed, amended, replaced or revoked in the immediate future or in the longer term with or without retroactive effect.

4.	This Opinion is limited to paragraph (i) to (viii) above only.

This Opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

This Opinion is provided to the Company for the Offering by us in our capacity as the Company’s PRC legal counsel and may not be relied upon by any other persons or corporate entities or used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement and further consent to the reference of our name in the Registration Statement.

Yours faithfully,

King & Wood Mallesons Lawyers

Schedule A: List of PRC Subsidiaries

1.	Beijing Bayley & Jackson Clinic Co., Ltd. ;

2.	ShanghaiMed iKang, Inc. ;

3.	Shanghai iKang, Inc. ;

4.	iKang Health Management (Zhejiang) Co., Ltd. ; and

5.	Yuanhua Medical Consultancy Services (Shanghai) Co., Ltd. .

Schedule B: List of Variable Interest Entities

1.	Beijing iKang Online Technology Co., Ltd. ;

2.	Beijing iKang Guobin Health Technology Co., Ltd. ;

3.	Beijing iKang Guobin Lidu Clinic Co., Ltd ;

4.	Beijing iKang Guobin Jianwai Clinic Co., Ltd. ;

5.	Beijing iKang Guobin Zhongguan Clinic Co., Ltd. ;

6.	Beijing iKang Guobin Zhengqingyuan Clinic Co., Ltd. ;

7.	Beijing iKang Guobin Jiuxianqiao Clinic Co., Ltd. ;

8.	Beijing iKang Guobin Clinic Co., Ltd. ;

9.	Beijing iKang Guobin Xinei Clinic Co., Ltd. ;

10.	Jiandatong Health Technology (Beijing) Co., Ltd. ;

11.	Tianjin Heping District Aibin Clinic Co., Ltd. ;

12.	Shanghai Yalong Daoyi, Service Co., Ltd. ;

13.	Shanghai iKang Guobin Holding Co., Ltd. ;

14.	Shanghai Guobin Medical Center Co., Ltd. ;

15.	Shanghai Wangzu Guobin Clinic Co., Ltd. ;

16.	Shanghai iKang Guobin Mingmen Clinic Co., Ltd. ;

17.	Shanghai iKang Guobin Renren Clinic Co., Ltd. ;

18.	Shanghai iKang Guobin Blue Cross Clinic Co., Ltd. ;

19.	Shanghai iKang Guobin Yipin Clinic Co., Ltd. ;

20.	Shanghai Zhonghuan Yipin Clinic Co., Ltd. ;

21.	Shanghai iKang Guobin Waizhitan Clinic Co., Ltd. ;

22.	Shanghai iKang Guobin Fukang Clinic Co., Ltd. ;

23.	Shanghai Wenzhong Clinic Co., Ltd. ;

24.	Shanghai Jianwei Clinic Co. Ltd. ;

25.	Shanghai Jianwei Medical Management Co., Ltd. ;

26.	Shanghai Yuanhua Information Technology Co., Ltd. ;

27.	Shanghai Yuanhua Clinic Co., Ltd. ;

28.	Hangzhou iKang Guobin Clinic Co., Ltd. ;

29.	Hangzhou iKang Guobin Wenhui Medical Clinic Co., Ltd. ;

30.	Nanjing Joycome Clinic Co., Ltd. ;

31.	Nanjing iKang Guobin Clinic Co., Ltd. ;

32.	Nanjing Aoyang TCM Clinic Co., Ltd. ;

33.	Nanjing Aoyang Shunkang Health Information Consutancy Co., Ltd. ;

34.	Suzhou Aibin Clinic Co., Ltd. ;

35.	Guangzhou iKang Guobin Health Checkup Co., Ltd., ;

36.	Guangzhou Wokang Medical Clinic ;

37.	Shenzhen iKang Co., Ltd. ;

38.	Shenzhen iKang Guobin Hospital Management , Inc. ;

39.	Shenzhen Puji Clinic Co., Ltd. ;

40.	Shenzhen iKang Guobin Clinic Co., Ltd. ;

41.	Shenzhen Xinglin Clinic ;

42.	Shenzhen Kefa Clinic ;

43.	Chengdu iKang Guobin Blue Coast Healthcare Management Co., Ltd. ;

44.	Chengdu iKang Guobin Health Examination Hospital Co., Ltd. ;

45.	Chengdu Jinjiang iKang Guobin Hongzhaobi Health Examination General Clinic Co., Ltd. ;

46.	Chongqing Aibin Clinic Co., Ltd. ;

47.	Fujian iKang Guobin Healthcare Management Co., Ltd. ;

48.	Changchun iKang Guobin Jiachang General Clinic Co., Ltd. ;

49.	Fuzhou iKang Guobin Clinic Co., Ltd. ;

50.	Beijing iKang Jun’an Clinic Co., Ltd. ;

51.	Beijing iKang Guobin Yayun Clinic Co., Ltd. ;

52.	Jiangyin iKang Guobin Clinic Co., Ltd. ;

53.	Zhejiang Huzhou Ailikang Investment Management Co. Ltd. ; and

54.	Hangzhou Aibo Huagang Clinic Co. Ltd.

Schedule C:

(a) List of Control Contracts

1.	Exclusive Business Cooperation Contract dated April 27, 2007 between ShanghaiMed iKang, Inc. and iKang Guobin Healthcare Group, Inc ;

2.	Exclusive Call Option Contract dated March 17, 2008 among Beijing WFOE, OpCo, Ligang Zhang and Boquan He;

3.	Share Pledge Contracts dated March 17, 2008 and June 16, 2011, respectively, among Beijing WFOE, OpCo, Ligang Zhang and Boquan He, together with the share pledge registration documents issued by Shanghai Administration for Industry and Commerce on July 1, 2011;

4.	Power of Attorney issued to Beijing WFOE on March 17, 2008 by Ligang Zhang and Boquan He, respectively;

5.	Spousal Consent Letters issued by spouses of Mr. Ligang Zhang and Mr. Boquan He, respectively;

6.	Exclusive Business Cooperation Contract dated January 12, 2011 between iKang Health Management (Zhejiang) Co., Ltd. and Hangzhou iKang Guobin Clinic Co., Ltd. ;

7.	Exclusive Call Option Contract dated January 12, 2011 among Zhejiang WFOE, Hangzhou iKang Clinic, OpCo, and Shanghai Yalong Daoyi, Inc. ;

8.	Share Pledge Contract dated January 2014 among Zhejiang WFOE, Hangzhou iKang Clinic, OpCo, and Shanghai Yalong Daoyi together with the share pledge registration documents issued by Hangzhou Administration for Industry and Commerce on February 13, 2014;

9.	Power of Attorney issued to Zhejiang WFOE on January 12, 2011 by OpCo and Shanghai Yalong Daoyi, respectively;

10.	Exclusive Business Cooperation Contract dated July 2013 between Yuanhua Medical Consultancy Services (Shanghai) Co., Ltd. and Shanghai Yuanhua Information Technology Co., Ltd. ;

11.	Exclusive Call Option Contract dated July 2013 among Yuanhua WFOE, Yuanhua Information, Haiqing Hu and Lei Zhao;

12.	Share Pledge Contract dated January 2014 among Yuanhua WFOE, Yuanhua Information, Haiqing Hu and Lei Zhao together with the share pledge registration documents issued by Shanghai Administration for Industry and Commerce Jingan Branch on January 21, 2014;

13.	Power of Attorney issued to Yuanhua WFOE on July 2013 by Haiqing Hu and Lei Zhao, respectively;

14.	Exclusive Business Cooperation Contract dated December 30, 2013 between Beijing WFOE and Jiandatong Health Technology (Beijing) Co., Ltd. ;

15.	Exclusive Call Option Contract dated December 30, 2013 among Beijing WFOE, Jiangdatong Technology and Haiqing Hu;

16.	Share Pledge Contract dated December 30, 2013 among Beijing WFOE, Jiangdatong Technology and Haiqing Hu together with the share pledge registration documents issued by Beijing Administration for Industry and Commerce Chaoyang Branch on February 19, 2014;

17.	Power of Attorney issued to Beijing WFOE on December 30, 2013 by Haiqing Hu; and

18.	Statement regarding the Wavier of Right of First Refusal executed by Ma Rui dated December30, 2013

(b) List of Material Contracts

19.	Share Transfer Agreement between Boquan He and Shanghai iKang Guobin Holding Co., Ltd. dated August 1, 2011.

20.	[Other contracts governed by PRC laws to be submitted to SEC].